Exhibit 99.1

                                    ProLogis
                        --------------------------------
                        The Global Distribution Solution


Investor Relations:
Robbin Lee Kennedy
Tel: 303-576- 2690
rlee@prologis.com

           PROLOGIS COMPLETES REDEMPTION OF SERIES E PREFERRED SHARES

DENVER -- July 1, 2003 -- ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, announced today that is has completed the redemption of its Series E Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series E Preferred Shares"), at the price of $25.00 per share, plus $0.3685 in accrued and unpaid dividends, for an aggregate redemption price of $25.3685 per Series E Preferred Share (the "Redemption Price") without interest.

From July 1, 2003 forward, dividends on the Series E Preferred Shares will no longer accrue and any remaining record holders of the Series E Preferred Shares will have no rights as such holders other than the right to receive the Redemption Price, without interest, upon surrender of the Series E Preferred Shares. The Notice of Redemption and related materials were mailed to record holders of the Series E Preferred Shares on May 30, 2003.

ProLogis is a leading provider of distribution facilities and services with
226.7 million square feet (21.1 million square meters) in 1,728 distribution facilities owned, managed and under development in 67 markets in North America, Europe and Japan (excludes temperature-controlled distribution facilities). ProLogis continues to expand the industry's first and only global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System(R) and its commitment to be `The Global Distribution Solution' for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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